Calculation of Filing Fee Tables
S-3
ACCENDRA HEALTH INC/VA/
Table 1: Newly Registered and Carry Forward Securities	☐Not Applicable
		Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
		Equity	Common Stock, $2.00 par value	457(o)
		Equity	Preferred Stock, $100.00 par value	457(o)
		Equity	Depositary Shares	457(o)
		Debt	Debt Securities	457(o)
		Other	Warrants	457(o)
		Other	Stock Purchase Contracts	457(o)
		Other	Units	457(o)
Fees to be Paid	1	Unallocated (Universal) Shelf		457(o)			$ 200,000,000.00	0.0001381	$ 27,620.00
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
			Total Offering Amounts:				$ 200,000,000.00		$ 27,620.00
			Total Fees Previously Paid:						$ 0.00
			Total Fee Offsets:						$ 0.00
			Net Fee Due:						$ 27,620.00
Offering Note
[1]	(1) There are being registered hereunder an indeterminate number or amount, as applicable, of common stock, preferred stock, depositary shares, debt securities, warrants, stock purchase contracts and units of Accendra Health, Inc. (the "Company"), as may from time to time be offered at indeterminate prices in U.S. dollars or the equivalent thereof in foreign currencies, with a maximum aggregate offering price for all securities not to exceed $200,000,000. Any securities registered hereunder may be sold separately or in combination with other securities registered hereunder. The securities registered for sale also include such indeterminate number of shares of common stock and preferred stock and amount of debt securities as may be issued upon conversion of or exchange for preferred stock, debt securities or depositary shares that provide for conversion or exchange, upon exercise of warrants, upon settlement of stock purchase contracts or units, or pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares being registered hereunder include such indeterminate number of shares of common stock and preferred stock as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar transactions. (2) If any debt securities are issued at an original issue discount, then the principal amount of such debt securities may be in such greater principal amount as shall result in an aggregate initial offering price not to exceed $200,000,000, less the aggregate dollar amount of all securities previously issued hereunder. (3) Calculated pursuant to Rule 457(o) under the Securities Act based on the proposed maximum aggregate offering price of all securities listed.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rules 457(b) and 0-11(a)(2)
Fee Offset Claims
Fee Offset Sources
Rule 457(p)
Fee Offset Claims
Fee Offset Sources
Table 3: Combined Prospectuses	☑Not Applicable
Security Type	Security Class Title	Amount of Securities Previously Registered	Maximum Aggregate Offering Price of Securities Previously Registered	Form Type	File Number	Initial Effective Date